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                                                                   EXHIBIT 10.18

                               KAYDON CORPORATION
                 EXECUTIVE MEDICAL REIMBURSEMENT INSURANCE PLAN

         The following is a summary of the Executive Medical Reimbursement Insurance Plan, which covers all Named Executives and certain other individuals.

         The Executive Medical Reimbursement Insurance Plan ("MRI") supplements the Company's group major medical plan by reimbursing the Named Executive and certain other individuals and his/her eligible dependents, for medical expenses not covered under the basic plan, or by any other group health plan or government program. The MRI may provide the participant with an annual benefit of up to $100,000 per employee or family unit for unreimbursed medical expenses during a calendar year (subject to a $10,000 per occurrence limit). Covered expenses must be incurred while insured. It also provides $100,000 of Accidental Death & Dismemberment Insurance. The MRI also provides Worldwide Medical Emergency Assistance for the participant when he/she travels. The MRI is an insured plan and the medical reimbursement benefits are not taxable.